EXHIBIT 99.1

Akorn Receives Product Approval

LAKE FOREST, Ill., Oct. 10, 2018 (GLOBE NEWSWIRE) -- Akorn, Inc. (Nasdaq: AKRX), a leading specialty generic pharmaceutical company, today announced that it has received a new Abbreviated New Drug Application (ANDA) approval from the U.S. Food and Drug Administration (FDA) for Bimatoprost Ophthalmic Solution, 0.03%.  The product is manufactured at Akorn’s Amityville, New York manufacturing facility.

According to IQVIA, sales of bimatoprost ophthalmic solution, 0.03% were approximately $63.5 million for the twelve months ended August 2018.

Bimatoprost ophthalmic solution, 0.03% is indicated to treat hypotrichosis of the eyelashes by increasing their growth including length, thickness and darkness.

About Akorn
Akorn, Inc. is a specialty generic pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York; Hettlingen, Switzerland and Paonta Sahib, India that manufacture ophthalmic, injectable and specialty sterile and non-sterile pharmaceuticals. Additional information is available on Akorn’s website at www.akorn.com.

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